Exhibit 3.39.1

CERTIFICATE OF FORMATION

OF

SUNDANCE CHANNEL L.L.C.

This Certificate of Formation of Sundance Channel L.L.C. (the “LLC”) dated February 28, 1996, is being duly executed and filed by the undersigned Member thereof, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is Sundance Channel L.L.C.

SECOND. The name of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company.

THIRD. The address of the registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 18805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

SUNDANCE TELEVISION LTD.

By:	SUNDANCE TV, INC., a Utah corporation

By:	/s/ Robert E. Gipson
Robert E. Gipson,
Vice President and Secretary